UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 8, 2007
LEINER HEALTH PRODUCTS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	333-33121	95-3431709
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or organization)		Number)

901 East 233rd Street, Carson, California		90745
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (310) 835-8400
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events.
     On November 6, 2007, Leiner Health Products LLC, our principal operating subsidiary (“Leiner”), entered into a Manufacturing and Supply Agreement (the “Agreement”) with Wockhardt Limited and Wockhardt USA Inc.(together, “Wockhardt”). The Agreement reestablishes access to important over-the-counter (“OTC”) and future “Rx-to-OTC switch” products.
     Wockhardt is a global manufacturer of pharmaceutical and biotechnology products and active pharmaceutical ingredients who has more than 37 active Drug Master Files and 26 Abbreviated New Drug Application approvals from the Food and Drug Administration. Wockhardt has a global presence, including the United Kingdom, France, Germany, Ireland and the United States and employs 5,500 people worldwide.
     Pursuant to the Agreement, Wockhardt will supply Leiner with Famotidine, Ranitidine and Cetirizine products for the North American OTC market, generally on an exclusive basis, except for each company’s pre-existing supply agreements, subject to customary terms and conditions including receipt of governmental approvals and compliance with all laws and regulations. The Agreement also provides Leiner with a first right of refusal on all other OTC products manufactured or proposed to be manufactured by Wockhardt in the future.
     The Agreement has an initial five year term with automatic two-year renewals providing Leiner with a long-term partner for key “Rx to OTC switch” products. Wockhardt has received U.S. FDA approval to manufacture OTC Famotidine 10mg and Ranitidine 75mg products and has requested permission to manufacture OTC versions of Ranitidine 150mg, and other dosages and product categories, including Cetirizine and Famotidine.
     We expect to begin to distribute new OTC products manufactured and packaged by third parties including Wockhardt once independent audits are completed and concurrence is reached with FDA.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leiner Health Products Inc.

By:
\s\ Robert K. Reynolds
Robert K. Reynolds President and Chief Operating Officer
Date: November 8, 2007